SHARE TRANSFER AND SALE AGREEMENT
between
MODERN INFORMATION LIMITED
and
E-HOUSE (CHINA) HOLDINGS LIMITED
November 26, 2009

SHARE TRANSFER AND SALE AGREEMENT
This Share Transfer and Sale Agreement (this “Agreement”) is entered into as of November 26, 2009 by and between Modern Information Limited, a British Virgin Islands company (“Seller”), and E-House (China) Holdings Limited, a Cayman Islands company (“Purchaser”).
RECITALS
WHEREAS, Seller is the holder and beneficial owner of 3,033,333 American depositary shares (“ADSs”), each representing one ordinary share, par value US$0.0002 per share (the “Ordinary Shares”), of China Real Estate Information Corporation, a Cayman Islands company with its registered office at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland house, Grand Cayman KY1-1104, Cayman Islands (“CRIC”);
WHEREAS, Purchaser is the registered holder of 71,522,222 Ordinary Shares of CRIC;
WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell and transfer to Purchaser, the 3,033,333 Ordinary Shares beneficially owned by Seller (the “Subject Shares”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,, the parties hereto agree as follows:
1. SALE AND PURCHASE OF ORDINARY SHARES
1.1 Upon the terms and subject to the conditions contained herein, Seller hereby agrees to sell and transfer to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Subject Shares free and clear of any claims, pledges, liens, charges and encumbrances.
1.2 The consideration payable by Purchaser for the Subject Shares shall be US$12.28 per Ordinary Share, and shall be US$37,249,329.24 in aggregate (the “Purchase Price”).
1.3 The Purchase Price shall be payable at the Closing (as defined below) to Seller by wire transfer in immediately available funds, to the account designated by Seller in writing at least two Business Days prior to the Closing. “Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in Shanghai or Hong Kong are authorized or required by law or executive order to close.
2. CLOSING
2.1 The closing (the “Closing”) of the purchase and sale of the Subject Shares contemplated in Section 1 hereof shall take place at the offices of E-House (China) Holdings Limited, 17/F, Two Exchange Square, 8 Connaught Place Central, Hong Kong at 10:00 a.m., local time, on the second Business Day following the date upon which the conditions set forth in Section 6 are satisfied or waived in accordance with this Agreement, or at such other time, date and place that Seller and Purchaser may agree in writing (such date, the “Closing Date”).
2.2 At the Closing, Seller shall deliver to Purchaser
(a) one or more share certificates representing the Subject Shares, along with a duly executed instrument of transfer evidencing the transfer of the Subject Shares to Purchaser; and
(b) a closing certificate dated the Closing Date and signed by an authorized signatory of Seller to the effect required by Section 6.1(a) hereof .
2.3 At the Closing, Purchaser shall deliver to Seller
(a) proof of payment of the Purchase Price reasonably satisfactory to Seller; and
(b) a closing certificate dated the Closing Date and signed by an authorized signatory of Purchaser to the effect required by Section 6.1(b) hereof.
3. REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser as follows:
3.1 Organization, Good Standing and Qualification.
Seller has been duly incorporated, and is validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.
3.2 Authorization.

All corporate actions on the part of Seller, its officers, directors and shareholders necessary for the execution, delivery, and performance by Seller of this Agreement have been taken prior to the Closing. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement by Seller will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under or result in a conflict with, (i) the memorandum and articles of association or other constitutional documents of Seller, (ii) any applicable law by which Seller or any of its assets is bound or (iii) any agreement to which Seller is a party or by which it or any of its assets is bound.
3.3 The Subject Shares.
Seller legally and beneficially owns all of the Subject Shares free and clear of any claims, pledges, liens, charges and encumbrances. Upon delivery by Seller of the certificates representing the Subject Shares and the instrument of transfer evidencing the transfer of the Subject Shares to Purchaser pursuant to this Agreement and the consummation of the transaction contemplated hereby, Purchaser will acquire good title to the Subject Shares, free and clear of any claims, pledges, liens, charges and encumbrances.
3.4 No Reliance.
In making its decision to sell the Subject Shares pursuant to this Agreement, Seller has not requested, or been furnished with, or relied on any information concerning CRIC or the Subject Shares provided to Seller by Purchaser other than as expressly set forth under this Agreement.
3.5 Brokers and Finders.
Seller has not incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby which could result in any liability being imposed on Purchaser.
4. REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
4.1 Organization, Good Standing and Qualification.

Purchaser has been duly incorporated, and is validly existing and in good standing under the laws of the Cayman Islands, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.
4.2 Authorization.
All corporate actions on the part of Purchaser and its officers and directors necessary for the execution, delivery, and performance by Purchaser of this Agreement have been taken prior to the Closing. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally.
5. COVENANTS
5.1 Withdrawal of the Subject Shares from the Depositary.
Promptly after the execution of this Agreement, Seller shall surrender the 3,033,333 ADSs held by it for withdrawal of the Subject Shares represented by such ADSs in accordance with the Deposit Agreement, dated October 15, 2009 (the “Deposit Agreement”), among CRIC and its successors, JPMorgan Chase Bank, N.A., as depositary thereunder and all holders from time to time of American Depositary Receipts issued thereunder.
6. CONDITIONS TO CLOSING
6.1 Conditions Precedent to Purchaser’s Obligations.
The obligations of Purchaser to be performed at the Closing shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:
(a) The representations and warranties set forth in Section 3 hereof shall be true and correct as of the Closing;
(b) Seller shall have withdrawn the Subject Shares from JPMorgan Chase Bank, N.A. in accordance with the Deposit Agreement and shall have caused its name to be entered into CRIC’s register of members as the registered holder of the Subject Shares.
(c) Seller shall have executed and delivered all documents necessary to the entry of Purchaser into the register of members of CRIC as the registered holder of the Subject Shares.

(d) No action shall have been taken or threatened, and no law shall exist or have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental authority that would (i) make the consummation of the transaction contemplated hereby illegal or substantially delay the consummation of any material aspect of the transaction contemplated hereby, or (ii) render Seller unable to consummate the transaction contemplated hereby.
6.2 Conditions Precedent to Seller’s Obligations.
The obligations of Seller to be performed at the Closing shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:
(a) The representations and warranties set forth in Section 4 hereof shall be true and correct as of the Closing;
(b) No action shall have been taken or threatened, and no law shall exist or have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental authority that would (i) make the consummation of the transaction contemplated hereby illegal or substantially delay the consummation of any material aspect of the transaction contemplated hereby, or (ii) render the Purchaser unable to consummate the transaction contemplated hereby.
7. TERMINATION
This Agreement shall terminate in its entirety and be of no further force or effect with the exception of the provisions set forth in Section 8 hereof if the Closing has not occurred on the Closing Date as contemplated under this Agreement; provided, however, that no such termination shall relieve either party hereto of liability for its breach of this Agreement.
8. MISCELLANEOUS
8.1 Expenses.
Each party hereto shall bear its own expenses incurred in connection with this Agreement, including without limitation any transfer or assignment expenses or transaction taxes.
8.2 Notices.
All notices, requests, claims, demands and other communications hereunder shall be in English and in writing and given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):
(a) if to Seller
To:	Modern Information Limited Commence Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands
Attention:	Director
(b) if to Purchaser
To:	E-House (China) Holdings Limited 17/F, Merchandise Harvest Building (East) No. 333 North Chengdu Road Shanghai 200041, The People’s Republic of China
Facsimile:	(86-21) 6133-0734
Attention:	Li-Lan Cheng, Chief Financial Officer
8.3 Amendments and Waivers.
This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the parties hereto or in the case of a waiver, by the party waiving compliance.
8.4 Entire Agreement
This Agreement sets forth the entire agreement and understanding between the parties hereto in relation to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements, letters of intent, correspondence, understandings, agreements and undertakings (if any) between the parties hereto with respect to the subject matter hereof, whether such be written or oral.
8.5 Governing Law.
This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of conflicts of law thereunder. In the event the parties are unable to settle a dispute between them regarding this Agreement, such dispute shall be referred to and finally settled by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules then in effect. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
8.6 Severability.
If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.
8.7 Counterparts.
This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

MODERN INFORMATION LIMITED
By:	/s/ Lau Lap Tak
	Name:	Lau Lap Tak
Title:

E-HOUSE (CHINA) HOLDINGS LIMITED
By:	/s/ Xin Zhou
	Name:	Xin Zhou
Title: